December 22, 2015                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS NOVEMBER 2015 OPERATING DATA
ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for November 2015. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $269 million were essentially flat compared to November 2014 and down 7 percent compared to October 2015. Securities commissions and fees in the Private Client Group segment declined slightly compared to last year’s November, as the increase from fee-based accounts was offset by lower new issue sales credits and equity commissions. The sequential decline compared to October 2015 was largely attributable to two fewer business days as well as a challenging month for institutional equity and fixed income commissions.

Client assets under administration reached a new record of $505.9 billion, increasing 4 percent compared to November 2014 and up slightly over October 2015. The annual growth in client assets over November 2014 was primarily driven by our successful recruiting and retention of financial advisors, as the S&P 500 was only up about 1 percent during this period. Financial assets under management of $69.0 billion increased 3 percent over November 2014 and 1 percent over October 2015.

“Following a good month in October, the Capital Markets segment experienced a very difficult market environment in November, as nearly all of the major revenue categories in the segment were down meaningfully on a sequential basis,” said CEO Paul Reilly. “The Equity Capital Markets division is continuing to experience a difficult month in December due to market uncertainty.”

Total net loans at Raymond James Bank reached a record $13.5 billion, up 19 percent over November 2014 and approximately $400 million over October 2015. Strong loan growth typically results in a higher loan loss provision in the period of origination but should benefit interest earnings in future periods. In addition, in light of the continuing decline in oil prices, we are evaluating the provision related to borrowers exposed to the price of that commodity.

“Starting the quarter with lower client assets than the previous quarter coupled with a challenging market backdrop for the Equity Capital Markets division have provided headwinds for our results this quarter,” Reilly said. “However, the combination of strong financial advisor recruiting and retention results, record client assets under administration, record net loans and higher short-term interest rates leaves us optimistic about the future.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,600 financial advisors serving in excess of 2.7 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately $506 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	November 2015	November 2014	% Change	October 2015	% Change
	(20 business days)	(19 business days)		(22 business days)

Total securities commissions and fees (in mil.) (1)	$268.8	$268.2	—	$289.0	(7)%

Client assets under administration (in bil.)	$505.9	$485.7	4%	$503.7	—

Private Client Group assets under administration (in bil.)	$478.7	$461.4	4%	$476.7	—

Financial assets under management (in bil.) (2)	$69.0	$67.0	3%	$68.5	1%

Raymond James Bank total loans, net (in bil.)	$13.5	$11.3	19%	$13.1	3%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.